Exhibit 10.1

AMENDMENT NO. 6

TO

SEVENTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ASHFORD HOSPITALITY LIMITED PARTNERSHIP

February 26, 2019

This Amendment No. 6 to the Seventh Amended and Restated Agreement of Limited Partnership of Ashford Hospitality Limited Partnership (this “Amendment”) is made as of February 26, 2019, by Ashford OP General Partner LLC, a Delaware limited liability company, as general partner (the “General Partner”) of Ashford Hospitality Limited Partnership, a Delaware limited partnership (the “Partnership”), pursuant to the authority granted in Section 11.1(b) of Seventh Amended and Restated Agreement of Limited Partnership of Ashford Hospitality Limited Partnership, dated April 14, 2016, as amended by Amendment No. 1 thereto dated as of July 13, 2016, Amendment No. 2 thereto dated October 18, 2016, Amendment No. 3 thereto dated as of August 25, 2017, Amendment No. 4 thereto dated as of November 17, 2017, and Amendment No. 5 thereto dated as of December 13, 2017 (the “Partnership Agreement”), for the purpose of issuing additional Partnership Interests in the form of Common Partnership Units. Capitalized terms used and not defined herein shall have the meanings set forth in the Partnership Agreement.

WHEREAS, Section 11.1(b) of the Partnership Agreement permits the General Partner to amend the Partnership Agreement without the approval of any other Partner if such amendment is to create, issue or reflect the creation or issuance of additional Partnership Interests;

WHEREAS, the General Partner has determined that it is necessary and desirable to amend the Partnership Agreement to create and issue additional Partnership Interests in the form of Common Partnership Units; and

WHEREAS, the General Partner desires to so amend the Partnership Agreement as of the date first set forth above.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.	In accordance with Section 4.3 of the Partnership Agreement, set forth in Exhibit W hereto are the terms and conditions of the Common Partnership Units which are hereby established and issued on the date of this Amendment in consideration of certain contributions to the Partnership. The Partnership Agreement is hereby amended to incorporate such Exhibit W as Exhibit W thereto and to replace Exhibit A thereto with a revised Exhibit A to reflect the issuance of such Common Partnership Units.

2.	Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

3.	This Amendment shall be construed and enforced in accordance with and governed by the laws of the state of Delaware, without regard to conflicts of law.

4.	If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

Ashford OP General Partner, LLC
a Delaware limited liability company, as General Partner of
Ashford Hospitality
Limited Partnership

By:	/s/ Robert G. Haiman
Name:	Robert G. Haiman
Title:	Executive Vice President,
General Counsel and Secretary

EXHIBIT W

DESIGNATION OF INTERESTS ISSUED TO HILTON SCOTTS VALLEY

LIMITED PARTNER

Pursuant to Section 4.3(a)(i) of the Seventh Amended and Restated Agreement of Limited Partnership of Ashford Hospitality Limited Partnership (the “Partnership Agreement”), to which this Exhibit W is attached, the General Partner has caused the Partnership to issue additional Partnership Interests in the form of [*] Common Partnership Units to the Hilton Scotts Valley Limited Partner, as such term is defined below. The Common Partnership Units issued to the Hilton Scotts Valley Limited Partner shall be governed by the terms of the Partnership Agreement subject to the following:

1.	Article I is amended by adding the following definitions, in alphabetical order:

“Contribution Agreement” shall mean the Contribution and Merger Agreement by and among the Partnership and the Hilton Scotts Valley Limited Partner, dated as of September 24, 2018.

“Contributed Property” shall have the same meaning given such term in the Tax Matters Agreement.

“Hilton Scotts Valley Limited Partner” means Arden Seven Penn Partners, L.P., a Pennsylvania limited partnership.

“Lock Up Agreement” shall mean the Lock Up Agreement dated as of February 26, 2019, executed by the Hilton Scotts Valley Limited Partner in favor of the Partnership.

“Lock Up Period” shall mean a period of one (1) year from the date of the issuance of the Common Partnership Units issued by the Partnership to the Hilton Scotts Valley Limited Partner.

“Protected Member” shall have the same meaning given such term in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Agreement as to Certain Tax Matters dated as of February 26, 2019 by and among the Partnership, Ashford Scotts Valley LP and the Hilton Scotts Valley Limited Partner.

“Tax Protection Period” shall have the same meaning given such term in the Tax Matters Agreement.

2.	Amendments with respect to Section 5.2:

(i)        Section 5.2 is amended by adding the following to the end of Section 5.2(d):

Notwithstanding the foregoing, during the Tax Protection Period, the Partnership Representative shall promptly notify the Hilton Scotts Valley Partner and any Protected Member of any Tax Claim or Proceeding involving the Hilton Scotts Valley Limited Partner or any Protected Member, its indirect owners or the Partnership, or that could otherwise involve a matter covered in the Tax Matters Agreement and could directly or indirectly affect the Hilton Scotts Valley Limited Partner or any Protected Member. For any Proceeding or Tax Claim which relates to the Tax Protection Period, the Partnership Representative shall keep the Hilton Scotts Valley Limited Partner and any Protected Member duly informed of such progress to the extent required by the Tax Matters Agreement. Costs associated with a Tax Claim or Proceeding shall be covered in the manner set forth in the Tax Matters Agreement.

Exhibit W – Page 1

(ii)       Section 5.2 is amended by adding the following to the end of Section 5.2(e).

Notwithstanding the foregoing, in the event that the IRS determines that the Partnership has an imputed underpayment, as calculated in Proposed Treasury Regulation Section 301.6225-1(c), the Partnership shall elect as permitted under Proposed Treasury Regulation Section 301.6226-1(a) to “push-out” the imputed underpayment to the “reviewed year partners” (as defined in Treasury Regulation Section 301.6241-1(a)(9)), such that the reviewed year partners and not the Partnership shall take into account and be liable for the imputed underpayment.

3.	Amendment with respect to Section 7.1.

Section 7.1 is amended by adding the following to Section 7.1(b):

The Partnership shall cause to be delivered to the Hilton Scotts Valley Limited Partner and any Protected Member, no later than April 15 of each year (beginning in 2019), an estimate of the Schedules K-1 that the Partnership is required to deliver to the Hilton Scotts Valley Limited Partner or any Protected Member with respect to the prior taxable year, and shall use its best efforts to provide a final Schedule K-1 by August 1 of each year. In addition, the Partnership shall provide to the Hilton Scotts Valley Limited Partner or any Protected Member, upon request, an estimate of the taxable income expected to be allocable for a specified taxable year from the Partnership to the Hilton Scotts Valley Limited Partner or such Protected Member and the entities that it controls, provided, however, that such estimates shall not be required to be provided more frequently than once each calendar quarter.

4.	Amendment with respect to Section 7.4(e).

Section 7.4 is amended by adding the following provision to the end of Section 7.4(e):

Notwithstanding the foregoing, with respect to the exercise of a Redemption Right by the Hilton Scotts Valley Limited Partner, the REIT Common Shares issued upon such exercise shall be unlegended and may be sold immediately without volume restrictions either (i) without the requirement of registration under the Act or (ii) pursuant to an effective registration statement filed by the Company with the SEC pursuant to the Act; provided that the Hilton Scotts Valley Limited Partner shall take no (a) action that would result in it constituting an “affiliate” of the Company, under Rule 144A under the Act or (b) action that would be in violation of Section 7.3.

Exhibit W – Page 2

5.	Amendments with respect to Section 9.5.

(i)       Section 9.5 is amended by adding the following to the end of Section 9.5(a):

Other than with respect to a donative transfer or merger described in Section 9.5(d) hereof, the Hilton Scotts Valley Limited Partner shall be prohibited from transferring its Common Partnership Units during the Lock Up Period pursuant to the provisions of the Lock Up Agreement. Notwithstanding the foregoing or any other provision of the Partnership Agreement (other than Section 9.5(c)), this Exhibit W or the Lock Up Agreement, the following transactions shall be permitted: (i) the transfer by the Hilton Scotts Valley Limited Partner of its Common Partnership Units to an entity wholly owned by it (the “Subsidiary”), of which Craig Spencer shall be the sole manager; (ii) the pledge by the Hilton Scotts Valley Limited Partner of its interests in the Subsidiary to one or more lenders to secure one or more loans to the Hilton Scotts Valley Limited Partner or the Subsidiary; and (iii) the transfer of interests in the Subsidiary to one or more direct or indirect owners of the Hilton Scotts Valley Limited Partner; provided, however, that (x) the Subsidiary shall complete and provide a Prospective Subscriber Questionnaire (as defined in the Contribution Agreement) and shall provide such other information as the General Partner reasonably requests, (y) the Subsidiary shall execute the Lock Up Agreement, the Power of Attorney and Limited Partner Signature Page, the Letter of Investor Representations, the Loan Assumption Documents (all as defined in the Contribution Agreement) and such other documents as the General Partner may reasonably request (including any item listed in Section 10.3.1 of the Contribution Agreement), and (z) the Common Partnership Units transferred shall continue to be subject to the Pledge Agreement (as defined in the Contribution Agreement).

(ii)       Section 9.5 is amended by adding a new Section 9.5(f):

(f)       Other than with respect to a donative transfer or merger described in Section 9.5(d) hereof, the Hilton Scotts Valley Limited Partner shall not, without the Partnership’s prior written consent, (i) admit additional partners, (ii) permit the transfer of its partnership interests to a look-through entity, or (iii) permit any transfer of its partnership interests if such transfer would cause an increase in the number of Beneficial Owners, and shall notify the Partnership of any change in the identity or number of its direct and indirect partners.

6.	Amendments to Exhibit B:

(i)       The following sentence is added as the final sentence of Section A.3 of Exhibit B of the Partnership Agreement:

Notwithstanding the foregoing, the Book-Tax Difference with respect to the Contributed Property shall be allocated using the “traditional allocation method” under Treasury Regulation Section 1.704-3(b), as provided in Section 5.1 of the Tax Matters Agreement.

Exhibit W – Page 3

(ii)       Exhibit B is revised to add new paragraph 8, to read in its entirety as follows:

The amount of Nonrecourse Liabilities and recourse liabilities allocated to the Hilton Scotts Valley Limited Partner and any Protected Member shall, during the Tax Protection Period, be determined in accordance with Section 3.1(e) and Article VI of the Tax Matters Agreement. To the extent the Partnership has excess Nonrecourse Liabilities (within the meaning of Treasury Regulation Section 1.752-3(a)(3)) considered to be secured by Contributed Property shall be allocated to the Hilton Scotts Valley Limited Partner and any Protected Member to the extent the remaining “built-in gain” with respect to such Contributed Property exceeds the corresponding Nonrecourse Liabilities allocated to the Hilton Scotts Valley Limited Partner and any Protected Member under Treasury Regulation Section 1.752-3(a)(2) as provided in Section 3.1(e) of the Tax Matters Agreement. The General Partner shall make such elections as will maximize the amount of Nonrecourse Liabilities allocated to the Hilton Scotts Valley Limited Partner and any Protected Member, subject to the limitations set forth in Section 3.2 of the Tax Matters Agreement.

7.	This Exhibit W is incorporated into and has become part of the Partnership Agreement effective as of February 26, 2019.

Exhibit W – Page 4